Zion Oil & Gas - $18 Million Rights Offering Oversubscribed

Preliminary results indicate $37 Million in subscriptions were received

Dallas, Texas and Caesarea, Israel – December 1, 2009: Zion Oil & Gas, Inc. (NASDAQ GM - ZN) announced today the preliminary results of its rights offering to stockholders, offering 3.6 million shares of Zion’s common stock at a subscription price of $5.00 per share. The rights offering terminated yesterday, November 30, 2009, as originally scheduled. Preliminary results indicate that subscriptions were received for over $37 million, significantly greater than the maximum available of $18 million.

The total available subscription of 3.6 million shares, for gross proceeds of $18 million, will be accepted by Zion and amounts for the unfilled oversubscriptions will be refunded as soon as possible. As detailed in the prospectus, oversubscription rights will be allocated pro rata in accordance with the number of basic subscriptions rights exercised.

Zion’s Chief Executive Officer, Richard Rinberg, said today, “I am pleased to announce the successful conclusion of our rights offering. The significant oversubscription is very gratifying and shows the high level of interest in our oil and gas exploration work in Israel.  The $18 Million proceeds will provide us with financial and operating flexibility and will enable us to significantly further our exploration and drilling program.”

Under the completed rights offering, holders of record of Zion’s common stock, as of the close of business on October 19, 2009, were given non-transferable subscription rights to purchase up to 3.6 million shares of common stock at a subscription price of $5.00 per share.

Zion is currently drilling its Elijah #3 well and drilling has reached a depth of approximately 5,250 feet (1,600 meters). Next week, Zion plans to carry out completion testing on its Ma'anit-Rehoboth #2 well that was drilled to a depth of 17,913 feet (5,460 meters).

For updates on the drilling activity please visit Zion’s website “www.zionoil.com”.

Zion Oil & Gas, a Delaware corporation, explores for oil and gas in Israel in areas located on-shore between Haifa and Tel Aviv. It currently holds two petroleum exploration licenses, the Joseph and the Asher-Menashe Licenses, between Netanya in the south and Haifa in the north, covering a total of approximately 162,000 acres and the Issachar-Zebulun Permit Area, adjacent to and to the east of Zion's Asher-Menashe license area, covering approximately 165,000 acres. Zion's total petroleum exploration rights area is approximately 327,000 acres.

Zion’s common stock trades on the NASDAQ Global Market exchange under the symbol “ZN” and Zion’s warrants trade under the symbol “ZNWAW”.

FORWARD LOOKING STATEMENTS: Statements in this press release that are not historical fact, including statements regarding Zion's operations and planned operations are forward-looking statements as defined in the "Safe Harbor" provision of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on assumptions that are subject to significant known and unknown risks, uncertainties and other unpredictable factors, many of which are described in Zion's periodic reports filed with the SEC and are beyond Zion's control. These risks could cause Zion's actual performance to differ materially from the results predicted by these forward-looking statements. Zion can give no assurance that the expectations reflected in these statements will prove to be correct and assumes no responsibility to update these statements.

Contact:

Brittany Russell
Zion Oil & Gas, Inc.
6510 Abrams Rd., Suite 300
Dallas, TX 75231
 (1) 214-221-4610
Email: brittany@zionoil.com